        AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 2, 1998
                                             Registration No. 333-______________

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                              ___________________

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              ___________________

                            STORM TECHNOLOGY, INC.
            (Exact name of Registrant as specified in its charter)

                              ___________________

     DELAWARE                        7372                       77-0239305
(State or other                (Primary Standard             (I.R.S. Employer
 jurisdiction of                   Industrial               Identification No.)
incorporation or             Classification Number)
 organization)

                             1395 CHARLESTON ROAD
                       MOUNTAIN VIEW, CALIFORNIA  94043
                                (650) 691-6600
      (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              ___________________

                                RICK MCCONNELL
                          CHIEF FINANCIAL OFFICER AND
                  VICE PRESIDENT, FINANCE AND ADMINISTRATION
                            STORM TECHNOLOGY, INC.
                             1395 CHARLESTON ROAD
                       MOUNTAIN VIEW, CALIFORNIA  94043
                                (650) 691-6600
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                                   Copy to:
                            THOMAS W. FURLONG, ESQ.
                            VICTORIA W-Y LEE, ESQ.
                         Gray Cary Ware & Freidenrich
                          A Professional Corporation
                              400 Hamilton Avenue
                              Palo Alto, CA 94301
                                (650) 328-6561

                              ___________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") other than securities offered only in connection with dividend or reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_________________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]_____________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]


                              ___________________

                        CALCULATION OF REGISTRATION FEE

____________________________________________________________________________________________________________________________________

   Title of Each Class of             Amount to be       Proposed Maximum Offering      Proposed Maximum Aggregate      Amount of
 Securities to be Registered           Registered             Price Per Share                   Offering            Registration Fee

                                                                                                Price
____________________________________________________________________________________________________________________________________

Common Stock, ($0.001 par value)    2,900,000 shares(1)      2.4063     (2)                 $6,978,270.00                $2,059.00
____________________________________________________________________________________________________________________________________

Common Stock, ($0.001 par value)      150,000 shares(3)      3.00       (4)                 $  450,000.00                $  133.00
____________________________________________________________________________________________________________________________________

TOTAL                               3,050,000 shares                                        $7,428,270.00                $2,191.00
____________________________________________________________________________________________________________________________________


     (1) Represents approximately 200% of the shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred Stock as described in the Prospectus, assuming that such conversion is as of the date of this Registration Statement. Additional shares will be issuable upon exercise of warrants that may be issued as described in the Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable upon conversion of Series A Preferred Stock as a result of any future stock splits, stock dividends or similar transactions.
     (2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices reported on the Nasdaq National Market on January 30, 1998.
     (3) Represents shares issuable upon exercise of outstanding warrants issued as described in the Prospectus. Pursuant to Rule 416 of the Securities Act, this Registration Statement also covers such indeterminable additional shares as may become issuable as a result of any future stock splits, stock dividends or similar transactions.
     (4) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(g)(1) of the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
________________________________________________________________________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

SUBJECT TO COMPLETION DATED FEBRUARY 2, 1998

       2,900,000  SHARES  (issuable upon conversion of Series A Preferred Stock)
         150,000  SHARES  (issuable upon exercise of Warrants)

                            STORM TECHNOLOGY, INC.

                                 COMMON STOCK

          The 3,050,000 shares (the "Shares") of Common Stock of Storm Technology, Inc., a Delaware corporation ("Storm" or the "Company") offered by this Prospectus are issuable upon conversion of issued shares of Series A Preferred Stock of the Company (the "Series A Shares") and upon exercise of issued warrants to purchase Common Stock (the "Definitive Warrants"). The Series A Shares and Definitive Warrants were issued in connection with a privately placed equity financing to institutional investors (the "Selling Stockholders") pursuant to a series of subscription agreements (the "Financing Agreements"). The Series A Shares are convertible into shares of the Company's Common Stock, calculated pursuant to a formula based on (i) the average closing bid price of the Company's Common Stock on the three (3) days preceding the date of the closing under the Financing Agreements; (ii) the average closing bid price of the Company's Common Stock on the three (3) days preceding conversion (the "Conversion Date") of the Series A Shares; and (iii) a rate of return to the Selling Stockholders, all as set forth in the Company's Certificate of Designation for the Series A Shares (the "Certificate of Designation"). The Certificate of Designation also gives the Company the right to redeem some or all of the Series A Shares at a per share price equal to the greater of (i) the number of shares of Common Stock calculated as though the Series A Shares are converted on the date of notice of redemption (the "Redemption Notice Date") multiplied by the greater of (x) the average closing bid price of the Company's Common Stock on the three (3) days preceding the Redemption Notice Date and (y) the closing bid price as of the Redemption Notice Date, or (ii) one hundred fifteen percent (115%) of the purchase price of the Series A Shares being called for redemption, plus any and all accrued and unpaid dividends.

          Depending on the performance of the Company's Common Stock, Selling Stockholders may receive additional warrants to purchase Common Stock (the "Contingent Warrants") (the Definitive Warrants and Contingent Warrants collectively referred to as the "Warrants"). If issued, the Contingent Warrants will have a term of seven (7) years from the Conversion Date and an exercise price equal to seventy percent (70%) of the closing bid price of the Company's Common Stock on the Conversion Date. The Definitive Warrants are exercisable for 150,000 shares of the Company's Common Stock. The Company will receive the proceeds from any exercise of the Warrants and expects to use such proceeds, if any, for working capital. The Company will receive no proceeds from conversions of the Series A Shares. The Company has agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"). The Company is also obligated to use its best efforts to maintain its listing under the Nasdaq National Market and list such shares accordingly, and in addition, take certain actions to comply with applicable state securities laws and regulations. See "Plan of Distribution."

          The Company will bear all out-of-pocket expenses incurred in connection with the registration of the Shares, including, without limitation, all registration and filing fees imposed by the Securities and Exchange Commission (the "Commission"), the National Association of Securities Dealers, Inc. (the "NASD") and blue sky laws, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of the Company's outside counsel and independent accountants, but excluding transfer or other taxes and other costs and expenses incident to the issuances of the Shares.

          The Company's Common Stock is quoted on The Nasdaq National Market under the symbol "EASY." On January 30, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq National Market was $2.50.

                        ________________________________

SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED
            BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
           OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.
                       __________________________________

               The date of this Prospectus is February  , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such reports and other information may also be inspected without charge at a Web site maintained by the Commission. The address of the site is http:\\www.sec.gov. The Company's Common Stock is traded on The Nasdaq National Market. Reports and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.


                                  THE COMPANY

  Storm creates personal scanners that enable consumers to input, organize, store and use digital images easily with their personal computers. The Company's vision is to empower consumers to use all forms of digital images to create more personal, memorable and effective communications. Storm has been competing and gaining market share based on a strategy of product innovation and price performance leadership to develop and market personal scanners using the latest technology with high quality at affordable consumer price points.

  In 1995, the Company entered the personal scanner market by bundling its EasyPhoto organizer software with a snapshot-sized photo scanner manufactured by Primax Electronics, Ltd. ("Primax"). In 1996, Storm established its own internal personal scanner hardware and software product development teams, continued to build leadership in the personal photo scanner market and leveraged OEMs to enter the page-sized sheetfed scanner market segment. During 1997, Storm established itself as the market leader in the personal photo scanner product segment, acquired the scanner business of Logitech, Inc. and its affiliates (collectively, "Logitech") (the "Logitech Acquisition"), resulting in a market leadership position in page-sized sheetfed personal scanners, and leveraged OEMs to enter the flatbed personal scanner market segment. (See also "MATERIAL CHANGES" below). Based on external research studies, Storm expects that scanner sales will reach 6.5 million units in 1997 and grow to more than 10 million units by 1999. With the Logitech Acquisition, the Company has expanded distribution in Europe through Logitech's existing European infrastructure, providing access to over 8,000 retail outlets in the region, broadened its underlying product portfolio and digital imaging technology, and effectively doubled its worldwide market share.

  Storm's personal scanners and software are licensed for inclusion with personal computers, digital cameras, scanners or color printers from leading technology providers including Adobe, Hewlett-Packard, Kodak, Nikon and Sharp. Storm's current scanner line, which includes EasyPhoto Reader, EasyPhoto SmartPage Pro, EasyPhoto ImageWave and EasyPhoto Drive, is carried at major computer retailers in the U.S., Canada and Europe. The principal executive offices of Storm are located at 1395 Charleston Road, Mountain View, California 94043 and its telephone number at that location is (650) 691-6600.

                                 RISK FACTORS

     The purchase of the Common Stock offered hereby involves a high degree of risk. Purchasers should carefully consider the following risk factors, among other information, in conjunction with the other information included and incorporated by reference in this Prospectus before purchasing or otherwise acquiring the Common Stock offered hereby. An investment in the Common Stock offered hereby involves a high degree of risk and the Common Stock should not be purchased by persons who cannot afford the loss of their entire investment.

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements as a result of a variety of factors, including those set forth below and elsewhere in this Prospectus.

     CONTINUING OPERATING LOSSES. The Company has incurred net losses in every period since inception. There can be no assurance that it will attain profitability, or, if profitability is attained, that the Company will sustain profitability on a quarterly or an annual basis. As of December 31, 1997, the Company had an accumulated deficit of $47.9 million. The Company's ability to achieve profitability will be substantially dependent, in part, on its ability to successfully complete and introduce new products, to successfully integrate into its business the scanner products obtained in the Logitech Acquisition and to retain management and other key personnel. There can be no assurance that the Company will be able to successfully accomplish the foregoing.

     FUTURE CAPITAL REQUIREMENTS AND AVAILABILITY OF ADDITIONAL FINANCING. In December 1997, the Company completed a private placement sale of $3,000,000 of Series A 8.5% Convertible Preferred Stock and warrants to institutional investors and a separate private placement of over $2,000,000 of common shares and warrants at market price purchased entirely by management of the Company (collectively, the "1997 Private Placement"). The proceeds of the 1997 Private Placement were used primarily for the funding of the Logitech Acquisition. Management believes that its existing cash and investment balances, its bank line of credit and other potential financing alternatives will be sufficient to meet the Company's capital and operating requirements for the next 12 months. If expenditures required to achieve the Company's plans are greater than projected, or if the Company is unable to generate adequate cash flow from sales of its products, the Company may need to seek additional sources of capital for the Company. The Company's management is exploring financing alternatives to supplement Storm's cash position. Potential sources of additional financing for the Company include private equity financings, mergers, strategic investments, strategic partnerships, an increase in its available bank line of credit or other forms of debt financings. If additional funds are raised through the issuance of equity or debt, the percentage ownership of the then current stockholders of the Company may be reduced and such securities may have additional powers, rights, preferences or privileges, senior to existing shares. Storm has no commitments or arrangements to obtain any additional funding and there can be no assurance that the Company will be able to obtain such additional funding, if necessary, on acceptable terms or at all. The unavailability or timing of any financing, could prevent or delay the continued development and marketing of the products of Storm and may require a reduction in the level of Storm's operations. The failure to raise needed funds on sufficiently favorable terms could have a material adverse effect on the Company's business, operating results and financial condition.

     ACQUISITION RISKS. The Company recently completed the acquisition of Logitech's scanner product line to expand its presence in the consumer scanner market. The Logitech Acquisition will expand Storm's presence in the European market, a market which is relatively new to the Company. While the Company believes that the scanner products acquired from Logitech offer an opportunity for the Company to increase its market share and product offerings, there can be no assurance that the Company will be successful in doing so. The Company's business plan includes the possibility of acquiring other related companies and technologies. There can be no assurances that such acquisitions will occur, or that such acquired companies or technologies will contribute any revenue or technological value for the Company.

     The Logitech Acquisition and any future acquisitions or investments will be accompanied by the risks commonly encountered in acquisitions of businesses. Such risks include, among other things, difficulties in assimilation of acquired operations, technologies and products, diversion of management's attention to other business concerns, risks of entering markets in which the Company has no or limited prior experience and potential loss of key employees of acquired operations. No assurance can be given as to the ability of the Company to successfully integrate the products or technologies of Logitech's scanner product line or those from any future acquisitions, integrate businesses or personnel from any future acquisitions, prevent disruption of the Company's ongoing business, maximize the financial and strategic position of the Company, maintain uniform standards, controls, procedures and policies and preserve relationships with employees and customers as a result of any integration of new management personnel. Further, there is no assurance that the Company will compete effectively or will generate significant revenues in newly entered markets through future acquisitions.

     The Company may be required to incur significant initial costs in integrating any acquired companies or technologies into the Company's then existing product and service offerings which could result in using the Company's financial and other resources which have been budgeted for other activities. In addition, future acquisitions by the Company could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect the Company's business, operating results and financial condition and/or price of the Company's Common Stock.

     RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS AND SALES. Revenues derived from international distributors and resellers accounted for less than 5% of total revenues for the Company in fiscal year 1997. The Company believes that its continued growth and profitability will require further expansion of its international operations, in part through cooperation with Logitech as part of the Logitech Acquisition. To successfully expand international sales, the Company may find it necessary to establish additional foreign operations, hire additional personnel and recruit additional international resellers. To the extent that the Company is unable to do so in a timely manner, the Company's growth in international sales, if any, may be limited, and the Company's business, results of operations and financial condition could be materially adversely affected. As the Company continues to expand its international operations, significant costs may be incurred ahead of any anticipated international revenues, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     As the Company increases its foreign sales, it may be materially and adversely affected by fluctuations in currency exchange rates, increases in duty rates, exchange or price controls or other restrictions on foreign currencies. The foregoing factors may become an increasingly significant risk as various Asian countries experience internal economic instability and require increased levels of foreign financial assistance. Additional risks inherent in doing business on an international level include unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world and potentially adverse tax consequences, any of which could adversely impact the success of the Company's international operations. For example, if the value of the US dollar increases relative to foreign currencies, the Company's results of operations could be materially adversely affected because the Company's products may become more expensive to foreign purchasers. However, if the US dollar increases in value, the Company may also experience a decrease in costs from foreign manufacturers and suppliers. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international operations and, consequently, on the Company's business, operating results and financial condition and there can be no assurance that the Company will be able to successfully address each of these challenges.

     MANAGEMENT OF GROWTH. The Company has recently experienced and may continue to experience growth in the number of employees, the scope of its operating and financial systems and the geographic distribution of its operations and customers due to an anticipated increase in annual sales. The Company's ability to compete effectively and to manage future growth, if any, will require the Company to continue to assimilate such new personnel and to implement and improve its financial and management controls, reporting systems and procedures on a timely basis and expand, train and manage its employee work force. There can be no assurance that the Company will be able to manage its growth effectively and therefore, the Company's business, operating results and financial condition could be materially adversely affected.

  SIGNIFICANT FLUCTUATIONS IN OPERATING RESULTS AND UNCERTAINTY OF REVENUES.
The Company has experienced and will continue to experience significant fluctuations in revenues and operating results from quarter to quarter and from year to year due to a combination of factors, many of which are outside of the Company's direct control. These factors include development of consumer demand for digital photos on PCs in general and for the Company's products in particular, the Company's success in developing, introducing and shipping new products and product enhancements in a timely manner, the purchasing patterns and potential product returns from the Company's retail distribution, the potential for reduced revenue due to price protection granted to distributors and resellers, the performance of the Company's contract manufacturers and component suppliers, the ability of the Company to reduce costs of sales and increase gross margins, the Company's ability to respond to new product introductions and price reductions by its competitors, the timing, cancellation or rescheduling of significant orders from OEMs, distributors or resellers, the availability of key components and changes in the cost of materials for the Company's products, the level of demand for PCs, the Company's ability to attract, retain and motivate qualified personnel, the timing and amount of research and development, the ability to integrate into the Company's business the scanner products obtained in the Logitech Acquisition, the timing and amount of marketing and selling and general and administrative expenditures, and general economic conditions. In addition, the Company has experienced seasonality in its operating results. The Company believes that the seasonality of its revenues results primarily from the purchasing habits of consumers and the timing of the Company's fiscal year end. The Company currently believes that such seasonality will generally continue.

  Revenues and operating results in any period depend on the volume, timing and ability to fulfill customer orders, the receipt of which is difficult to forecast. A significant portion of the Company's operating expenses is relatively fixed in advance, based in large part on the Company's forecasts of future sales. If sales are below expectations in any given period, the adverse effect of a shortfall in sales on the Company's operating results may be magnified by the Company's inability to adjust operating expenses in the short term to compensate for such shortfall. Accordingly, any significant shortfall in revenues relative to the Company's expectations would have an immediate material adverse impact on the Company's operating results and financial condition. The Company may also be required to reduce prices in response to competition or increase spending to pursue new product or market opportunities. In the event of significant price competition in the market for the Company's products, the Company would be required to decrease costs at least proportionately in order to maintain profit margins and would be at a significant disadvantage compared to competitors with substantially greater resources, which could more readily withstand an extended period of downward pricing pressure.

     Revenues are difficult to forecast due to the foregoing factors, the rapidly evolving consumer market for scanners, the variation in the Company's sales cycle for its scanner products and the acquisition of the Logitech scanners. Because the Company normally ships products within a short time after it receives an order, it typically does not have any material backlog. As a result, to achieve its quarterly revenue objectives, the Company is dependent upon obtaining orders in any given quarter for shipment in that quarter.

     COMPETITION. The markets for the Company's products and services are intensely competitive, subject to rapid change and characterized by constant demand for new products and product features, pressure to accelerate the release of new products and product enhancements and to reduce prices. A number of companies are potential competitors to Storm's products and services and currently offer products or services that compete directly or indirectly with Storm. Several of these competitors or other potential competitors have significantly greater financial, managerial, technical and marketing resources than Storm. A variety of potential actions by any of Storm's competitors, including a reduction of product prices, increased promotion, announcement or accelerated introduction of new or enhanced products or features, acquisitions of software applications or technologies from third parties, product give-aways or product bundling could have a material adverse effect on Storm's business, operating results and financial condition.

     Storm's present or future competitors may be able to develop products comparable or superior to those offered by Storm or may be able to adapt more quickly than Storm to new technologies or evolving customer requirements. For example, there can be no assurance that Storm will successfully complete the integration of the scanner products obtained in the Logitech Acquisition into Storm's current product offerings on a timely basis or that any of Storm's current or future products will achieve market acceptance or be sold on a profitable basis. Accordingly, there can be no assurance that Storm will be able to continue to compete effectively in its markets, that competition will not intensify or that future competition will not have a material adverse effect on Storm's business, operating results and financial condition.

     DEPENDENCE ON THIRD-PARTY LICENSES AND MANUFACTURERS. The Company is dependent on licenses from third-party suppliers for certain of its products.
If any such third-party licenses were terminated or not renewed or if these third-parties fail to develop new products in a timely manner, the Company could be required to develop an alternative approach to developing its products which could require payment of substantial fees to third-parties or additional internal development costs and delays and such products may not be successful in providing the same level of functionality. Additionally, the Company obtains hardware components from third-party manufacturers. There can be no assurance that such manufacturers will be able to meet the Company's requirements for quality manufactured products at competitive prices. Furthermore, obtaining products from an alternative manufacturing source involves certain production start-up risks and delays, such as those associated with the procurement of materials and training of production personnel. Therefore, any inability to obtain quality hardware components at competitive prices from current manufacturers or to increase manufacturing capacity from such suppliers as required could result in delays, increased costs or reduced functionality that could have a material adverse affect on the Company's business, results of operations and financial condition.

     NEW PRODUCT INTRODUCTIONS. The Company's future sales will depend substantially on its ability to continue to successfully design and market new products and upgrades of current products for existing and new personal computer platforms and operating environments and to integrate scanner products obtained through the Logitech Acquisition. There can be no assurance that sales of such new products and versions will meet the Company's expectations, due to various factors. For example, the Company may introduce certain of such products to market later than expected or later than competitors' introductions, or competitors may introduce competitive products at lower prices.

     From time to time the Company makes announcements to its customers with respect to the time frames within which the Company expects to ship new products. Such announcements are for the purpose of providing its customers with a general idea of the expected availability of products for planning purposes based only upon estimates and are not a prediction by the Company of the exact availability of such products. In the past, certain of the Company's products shipped later than the time frame within which the Company originally anticipated that the products would be available. Due to the inherent uncertainties of software and hardware development, it is likely that such situations will occur from time to time in the future as well. Moreover, the loss of key employees may increase the risk of delays in product availability from time frames originally anticipated. Consequently, announcements regarding the Company's expectations of when products may ship should not be considered a prediction by the Company that the products will ship in any particular quarter or otherwise be relied upon by investors as a basis for predicting the Company's results for any future period. Delays in the shipment of such products and product enhancements could have a material adverse impact on the Company. Without the introduction of such new products and product enhancements, the Company's products may become technologically obsolete, and as a result the Company's business, operating results and financial condition could be materially adversely affected. There can be no assurance that the future development and marketing efforts by the Company will be successful.

     EVOLVING MARKET. Since February 1995, most of the Company's sales have been made to distributors, computer superstores, consumer electronic superstores, office supply superstores, specialty computer stores, on-line companies, mass merchants and OEMs and, to a lesser extent, mail order companies. Accordingly, the Company is dependent upon the continued viability and financial stability of such entities in the distribution channel. The Company's reseller customers offer products of several different companies, including scanner products that are competitive with the Company's products. Accordingly, these resellers may give higher priority to products of suppliers other than the Company through increased shelf space or promotions, thus reducing their efforts to sell the Company's products.

In addition, as is typical in the personal computer industry, the Company grants its distributors and resellers price protection and certain rights of return with respect to products purchased by them. The Company accrues for expected returns and anticipated price reductions in amounts that the Company believes are reasonable. However, there can be no assurance that these accruals will be sufficient, especially in light of the rapid product obsolescence that often occurs during product transitions. In order to respond to competitive pricing actions, increase sales or expand the distribution of its products, the Company may reduce the prices of its products, which could give rise to significant price protection charges and which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the difficulty in predicting future sales and the anticipated short product life cycles of the Company's products due to frequent upgrades increase the risk that new product introductions, price reductions by the Company or its competitors, or other factors affecting the personal scanner market could result in significant product returns. Any price protection charges or product returns in excess of recorded allowances would have a material adverse effect on the Company's business, operating results and financial condition.

     DEPENDENCE ON KEY PERSONNEL AND CHANGES IN MANAGEMENT. The success of the Company depends in large part upon the ability of the Company to recruit, retain and motivate qualified employees. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in retaining or recruiting such personnel. Specifically, the Company may experience increased costs in order to attract and retain skilled employees. The Company cannot offer any assurances that it can continue to recruit key managerial and technical personnel. The Company's failure to attract additional qualified employees or to retain the services of key personnel could materially adversely affect the Company's business, operating results and financial condition.

     EXTREME VOLATILITY OF STOCK PRICE.    Like the stock of other high
technology companies, the market price of the Company's Common Stock has been and may continue to be extremely volatile. Since its initial public offering in October 1996, the market price of the Company's Common Stock has ranged from a high of $17.00 to a low of $1.125 per share. Factors such as quarterly fluctuations in the Company's results of operations, the announcement of technological innovations or the introduction of new products by the Company or its competitors, and general conditions in the computer hardware and software industries may have a significant impact on the market price of the Company's Common Stock.

     COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS; DISCLOSURE RELATING TO LOW-PRICED STOCKS. The Company's Common Stock is quoted on the Nasdaq National Market. However, in order to continue to be included in the National Market, a company must maintain, among other things, $1,000,000 in net tangible assets (total assets less total liabilities and goodwill), which requirement is increased to $2,000,000 if the company has had losses in two of the most recent three years or to $4,000,000 if the company had losses in three of the most recent four years, and a $1,000,000 market value of the public float (excluding shares held directly or indirectly by any officer or director of the company and by any person holding beneficially more than 10% of the company's outstanding shares). In addition, continued inclusion requires two market makers and a minimum bid price of $1.00 per share; provided, however, that if a company falls below such minimum bid price, it will remain eligible for continued inclusion in the National Market if the market value of the public float is at least $3,000,000 and the company has $4,000,000 in net tangible assets. The Nasdaq Stock Market, Inc. ("Nasdaq") has recently adopted new maintenance criteria which, when they become effective with respect to the Company at the end of February 1998, will eliminate the exception to the $1.00 per share minimum bid price and require, among other things, $4,000,000 in net tangible assets and $5,000,000 market value of the public float. Alternative maintenance criteria include, among other requirements, a $50,000,000 market capitalization or $50,000,000 in both total assets and revenue and a $5.00 per share minimum bid price. At the present time, principally as the result of the payment of cash and notes pursuant to the Logitech Acquisition, the Company does not meet the prior or newly adopted National Market maintenance criteria. If the Company is not able to raise sufficient equity or otherwise take action to meet such requirements, the Company may be delisted from the National Market and the quotation of the Company's Common Stock could be included on the Nasdaq SmallCap Market (the "SmallCap Market") if the requirements for inclusion on the SmallCap Market are met. As a result of quotation on the SmallCap Market, an investor may find it more difficult to dispose of the Company's Common Stock.

     Currently, a company must have $4,000,000 in total assets, $2,000,000 in capital and surplus, $1,000,000 market value of the public float and a minimum bid price of $3.00 per share for inclusion in the SmallCap Market, unless any of such requirements are waived by Nasdaq. However, Nasdaq has also recently adopted new inclusion criteria for the SmallCap Market which, when they become effective, will require, among other things, $4,000,000 in net tangible assets or $50,000,000 market capitalization or $750,000 net income in two of the last three years, $5,000,000 market value of the public float and a minimum bid price of $4.00 per share. Failure to meet the SmallCap Market inclusion criteria, or the failure to meet the SmallCap Market maintenance criteria if the initial SmallCap Market inclusion criteria are met, may result in the delisting of the Company's Common Stock from Nasdaq. Trading, if any, in the Company's Common Stock would thereafter be conducted in the non-Nasdaq over-the-counter market. As a result of such delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's Common Stock. In addition, if the Company's Common Stock were delisted from trading on Nasdaq trading in the Company's Common Stock could be subject to certain rules promulgated under the Exchange Act related to penny stocks. Such restrictions could severely limit the market liquidity of the Common Stock and the ability of purchasers in this offering to sell the Common Stock in the secondary market.

     DEFECTS AND LIABILITY CLAIMS.   Software and hardware products frequently
contain errors or defects, especially when first introduced or when new versions or enhancements are released. Although the Company has not experienced any material adverse effects resulting from any such defects or errors to date, there can be no assurance that, despite testing by the Company and by current and potential customers, defects and errors will not be found in current versions, new versions or enhancements after commencement of commercial shipments, resulting in the loss of revenues, delay in market acceptance or unexpected reprogramming costs which could have a material adverse effect upon the Company's business, operating results and financial condition.

     The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective as a result of existing or future federal, state or local laws or ordinances or unfavorable judicial decisions. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition.

  INTELLECTUAL PROPERTY RIGHTS. The Company relies on a combination of patent, copyright, trademark and trade secret laws, non-disclosure agreements and other intellectual property protection methods to protect its proprietary technology. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may copy aspects of the Company's products or obtain and use information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

  Although there are no pending material lawsuits against the Company regarding infringement of any existing patents or other intellectual property rights or any material notices that the Company is infringing the intellectual property rights of others, there can be no assurance that such infringement claims will not be asserted by third parties in the future. The computer industry has been subject to a substantial amount of intra-industry litigation in recent years regarding, among other matters, the extent of patent, copyright and intellectual property protection available for software products. As is common in the industry, from time to time, the Company may receive notices from third parties claiming infringement of intellectual property rights of such parties. In the event the Company were to receive any such notices, the Company would investigate such claim and respond as it deems appropriate. If any such claims are asserted and determined to be valid, there can be no assurance that the Company will be able to obtain licenses of the intellectual property rights in question on reasonable terms. The Company's involvement in any patent dispute or other intellectual property dispute or action to protect proprietary rights may have a material adverse effect on the Company's business, operating results and financial condition and may divert management's attention from the Company's business. Adverse determinations in any litigation may subject the Company to significant liabilities to third parties, require the Company to seek licenses from third parties and prevent the Company from manufacturing and selling its products. Any of these situations can have a material adverse effect on the Company's business, operating results and financial condition.

  POTENTIAL DILUTIVE EFFECTS. The number of shares of Common Stock which may be issued upon conversion of the Series A Shares is dependent upon the trading price of the Company's Common Stock at the time of conversion. As the trading price of the Common Stock decreases, the number of shares of Common Stock issuable upon conversion of the Series A Shares will increase and the possibility that Contingent Warrants may be issued increases. Also, in connection with the Logitech Acquisition, the Company has issued and expects to issue promissory notes which may, under certain circumstances, convert into shares of the Company's Common Stock.

  LEGAL PROCEEDINGS. The Company and certain of its officers and directors, certain stockholders and the underwriters of Storm's initial public offering are parties to a lawsuit filed in the Superior Court of Santa Clara County by a purported stockholder of Storm on behalf of a class of stockholders who purchased Storm Common Stock during the period October 1, 1996 through December 17, 1996. The lawsuit alleges that the defendants made misrepresentations in the prospectus, press releases and analyst reports regarding the Company's business prospects. Two actions have been filed in the United States District Court for the Northern District of California by the same plaintiffs in the state court action and assert causes of action under federal law similar to those alleged in the state court action. The state and federal court actions are all in very early stages and it is impossible to ascertain the likelihood of an unfavorable outcome or an estimate of the amount or range of any potential loss in the case. There can be no assurance of the ultimate outcome of any of these matters or that the Company's business, financial condition or operating results will not be materially adversely affected as a result of such lawsuits.

  The Company may become involved in various other legal actions arising in the normal course of business. Due to the inherent uncertainties of litigation, the outcome of any of these actions could be unfavorable, and the Company may choose to make payments, or enter into other arrangements, to settle such actions or may be required to pay damages or other expenses. Such an outcome in certain of these matters could have a material adverse effect on the Company's financial condition or results of operations. Such actions can require the expenditure of substantial management time and financial resources and can adversely affect the financial performance of the companies involved. There can be no assurance that the Company will not be a party to other such litigation in the future.


                                USE OF PROCEEDS

     The Company will receive the proceeds of exercise of the Warrants, if any, and expects to use such proceeds, if any, for working capital. The Company will not receive any proceeds from conversions of the Series A Shares. The Company will not receive any proceeds from the sale of the shares of Common Stock by the Purchasers and all proceeds will go to the Selling Stockholders to be used for their own purposes.

                             SELLING STOCKHOLDERS

     The Selling Stockholders will hold shares of Common Stock which are issuable upon conversion of the Series A Shares and exercise of the Warrants, if any. The table below lists the Selling Stockholders, the number of shares of Common Stock which each will own, assuming a conversion date of February 2, 1998, the number of shares of Common Stock subject to sale pursuant to this Registration Statement and the number of shares of Common Stock each would own assuming sale of all shares of Common Stock registered by this Registration Statement.(3)

                                                                                  Shares Owned After
                                      Shares Owned              Shares To           Offering Such
Selling Stockholder(1)              Before Offering(3)         Be Offered(3)          Shares(2)
----------------------              ------------------         -------------      ------------------
Libertyview Plus Fund                      212,638                212,638                     0
Libertyview Fund, LLC                       53,159                 53,159                     0
CPR (USA) Inc.                           1,328,985              1,328,985                     0
Total                                    1,594,782              1,594,782                     0

________________

(1) The persons named in the table have sole voting and investment power with respect to all shares of Storm Common Stock shown as beneficially owned by them.

(2)  Assumes the sale of all shares offered hereby.

(3) The number of shares set forth in the table represents an estimate of the number of shares of Common Stock to be offered by the Selling Stockholder and assumes the exercise of all Definitive Warrants issued as described in this Prospectus. Additional shares will be issuable upon exercise of Contingent Warrants, if any are issued as described in the Prospectus. Pursuant to the Company's agreement with the Selling Stockholders as set forth in the Financing Agreements, the number of shares of Common Stock registered by this Registration Statement equals approximately 200% of the shares of Common Stock that would be issued had the Series A Shares been converted on February 2, 1998 and shares of Common Stock issuable upon exercise of the Definitive Warrants. The actual number of shares of Common Stock issuable upon conversion of Series A Shares and exercise of the Warrants issued or issuable is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by the Company at this time, including among other factors, the future market price of the Common Stock. The actual number of shares of Common Stock offered hereby, and included in the Registration Statement of which this Prospectus is a part, includes such additional number of shares of Common Stock as may be issued or issuable upon conversion of the Series A Shares and exercise of the issued or issuable Warrants by reason of the floating rate conversion price mechanism or other adjustment mechanisms described therein, or by reason of any stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, in accordance with Rule 416 under the Securities Act. Pursuant to the terms of the Series A Shares, if the Series A Shares had been actually converted on February 2, 1998, the conversion price would have been $2.0985 (85% of the average of the closing bid prices of the Common Stock for the three consecutive trading days immediately preceding February 2, 1998) at which price the Series A Shares would have been converted into approximately 1,444,782 shares of Common Stock. Pursuant to the Certificate of Designation of the Series A Shares, the Series A Shares are convertible by any holder only to the extent that the number of shares of Common Stock thereby issuable, together with the number of shares of Common Stock owned by such holder and its affiliates (but not including shares of Common Stock underlying unconverted shares of Series A Shares) would not exceed 19.99% of the then outstanding Common Stock as determined in accordance with Section 13(a) of the Exchange Act.

                             PLAN OF DISTRIBUTION

     The Shares being offered by the Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market or on such other market on which the Common Stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the Shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the Selling Stockholders determine from time to time.

     The Selling Stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the Shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the Selling Stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the Shares will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the Shares offered hereby will be issued to, or sold by, the Selling Stockholders. The Selling Stockholders and any brokers, dealers or agents, upon effecting the sale of any of the Shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.

     The Selling Stockholders and any other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders or any other such person. The foregoing may affect the marketability of the Shares.

     The Company has agreed to indemnify in certain circumstances the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify in certain circumstances the Company against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to use its best efforts to keep the Registration Statement, of which this Prospectus constitutes a part, effective until the earlier of (i) the date on which the Selling Shareholders can sell all the Shares pursuant to Rule 144 of the Security Act (without regard to volume limitations), or (ii) when all of the Shares have been resold pursuant to Rule 144 or an effective registration statement.


                                 LEGAL MATTERS

     The legality of the Shares is being passed upon by Gray Cary Ware & Freidenrich, LLP, Palo Alto, California.


                                    EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Storm Technology, Inc. for the year ended December 31, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                               MATERIAL CHANGES

     LOGITECH ACQUISITION. On December 18, 1997, pursuant to an Agreement for Purchase and Sale of Assets (the "Acquisition Agreement") by and among Storm and Logitech, Storm acquired certain tangible and intangible assets (the "Assets") related to the image scanning products of Logitech (the "Products"). Concurrent with the execution of the Acquisition Agreement, Storm entered into (i) a Joint Sales and Marketing Agreement (the "Joint Marketing Agreement") with a Logitech affiliate, Logitech Trading S.A. ("Logitech Trading") for the marketing, sales and distribution by Logitech Trading of the Products and Storm's own proprietary products (the "Storm Products") and (ii) a Manufacturing Services Agreement with another Logitech affiliate, Logitech Far East Ltd., for the manufacture of certain products for Storm.

     In accordance with the Acquisition Agreement, Storm (i) paid a purchase price equal to $9,000,000, $5,000,000 payable in cash at the closing under the Acquisition Agreement and the remaining $4,000,000 payable pursuant to a promissory note which, if not paid by March 27, 1998, will be convertible under certain circumstances by Logitech into Storm's Common Stock; (ii) issued to Logitech 1,159,413 shares of Storm's Common Stock; (iii) will pay for certain inventory of the Products pursuant to the Joint Marketing Agreement; and (iv) will pay for distribution of the Products and Storm Products under the Joint Marketing Agreement in the form of an "earn-out" based on the sales revenue generated by such distribution. Storm also assumed certain contractual obligations of Logitech related to the Assets. The purchase price was arrived at by an arms' length negotiation and was paid using funds from Storm's working capital obtained through the sale of Storm's equity securities (see "PRIVATE PLACEMENT" below).

     Storm accounted for the Acquisition by the purchase method of accounting, and recognized a significant charge against earnings during its fiscal quarter and year ended December 31, 1997 associated with the Logitech Acquisition. See Report on Form 8-K filed on January 30, 1998.

     PRIVATE PLACEMENT. Also, on December 18, 1997, Storm filed a Certificate of Designation with the Secretary of State of Delaware prescribing the rights, preferences, privileges and limitations of Series A Shares. Immediately after such filing, the Company completed its offer and sale to outside investors of
(i) 30,000 shares of Series A Shares at a price of $100 per share; (ii) warrants to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $3.00 per share; and (iii) warrants to purchase shares of Common Stock upon conversion of the Series A Shares contingent on certain events as provided for in the Certificate of Designation. The aggregate proceeds of $3,000,000 were applied principally towards the cash portion of the purchase price for the Logitech Acquisition (see "LOGITECH ACQUISITION" above).

     Storm also completed an offer and sale to members of Storm's management, including its Chief Executive Officer, on December 18, 1997, of (i) an aggregate of 1,094,665 shares of Common Stock at a price of $1.875 per share and (ii) warrants to purchase an aggregate of 102,625 shares of Common Stock of Storm with an exercise price of $1.90 per share, such warrant rights granted at a price of $0.125 per warrant share. The aggregate proceeds of $2,065,325 were applied principally towards the cash portion of the purchase price for the Logitech Acquisition (see "LOGITECH ACQUISITION" above). As a result of such transaction, the Company's Chief Executive Officer, L. William Krause, is now the beneficial owner of approximately 11% of the Company's outstanding shares of Common Stock.

     MANAGEMENT TRANSITION. On January 26, 1997, Adriaan Ligtenberg resigned as Vice President, Engineering and Chief Technical Officer effective February 1, 1998. Mr. Ligtenberg will remain Chairman of the Company.

     Effective December 1, 1997, Andrew S. Rappaport resigned as a director of Storm and James M. Koshland was appointed as a director to fill the resulting vacancy. Mr. Koshland is a lawyer and a partner in the law firm of Gray Cary Ware & Freidenrich, LLP, the Company's outside general legal counsel.

     On January 15, 1998, Raymond Liang resigned as a director of the Company and William H. Lane III was appointed as a director to fill the resulting vacancy. Mr. Lane was the former Vice President, Chief Financial Officer, Secretary and Treasurer of Intuit Inc.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Storm (File No. 0-21449) pursuant to the Exchange Act are incorporated herein by reference:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997;

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 14, 1997;

     3. Proxy Statement with respect to Storm's Annual Meeting of Stockholders on June 12, 1997 filed with the Commission on April 30, 1997;

     4. Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 8, 1997;

     5. Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed with the Commission on November 13, 1997;

     6.   Report on Form 8-K filed with the Commission on January 2, 1998;

     7.   Report on Form 8-K filed with the Commission on January 30, 1998;

     8. The description of Storm Common Stock contained in its Registration Statement filed with the Commission on June 26, 1996 (Registration number 333-06911) under the Exchange Act, as amended.

     All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the effective date of this Registration Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom this Registration Statement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated by reference in this Registration Statement (other than any exhibits thereto). Requests for such documents should be directed to Storm Technology, Inc. at 1395 Charleston Road, Mountain View, California 94043 (telephone number (650) 691-6600), Attn.: Investor Relations Department.

________________________________________________________________________________

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----
                  Available Information..................   2
                  The Company............................   2
                  Risk Factors...........................   3
                  Use of Proceeds........................   9
                  Selling Stockholders...................  10
                  Plan of Distribution...................  10
                  Legal Matters..........................  11
                  Experts................................  11
                  Material Changes.......................  12


________________________________________________________________________________



                              3,050,000 Shares



                            STORM TECHNOLOGY, INC.



                                 COMMON STOCK



                          _________________________

                                  PROSPECTUS

                           _________________________




                              February  , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.


                                                          To be Paid
                                                            By The
                                                          Registrant
                                                          ----------

          SEC Registration Fee..........................     $ 2,191
          Nasdaq filing fee.............................      17,500
          Accounting fees and expenses..................       5,000
          Legal fees and expenses.......................      15,000
          Miscellaneous expenses........................       5,309
                                                             -------
              Total.....................................     $45,000
                                                             =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant's Certificate of Incorporation provides that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the DGCL or any other applicable laws. Such Certificate of Incorporation also provides that no amendment or repeal of such Certificate shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

     The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or an predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Certificate of Incorporation.

     The Registrant has entered into indemnification agreements with its directors and certain of its officers.

     The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

     See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

     The following exhibits are filed with this Registration Statement:

EXHIBIT
NUMBER                                  EXHIBIT TITLE
-------                                 -------------
 2.2*           Agreement for Purchase and Sale of Assets dated as of December 18, 1997.

 2.3*           Joint Sales and Marketing Agreement dated as of December 18, 1997.

 2.4*           Manufacturing Services Agreement dated as of December 18, 1997.

 3.1*           Certificate of Designation for Series A 8.5% Convertible Preferred Stock filed December 18, 1997.

 4.1*           Series A 8.5% Convertible Stock Subscription Agreement dated as of December 18, 1997 by and between Storm and CPR
                (USA) Inc.

 4.2*           Series A 8.5% Convertible Stock Subscription Agreement dated as of December 18, 1997 by and between Storm and
                Libertyview Plus Fund.

 4.3*           Series A 8.5% Convertible Stock Subscription Agreement dated as of December 18, 1997 by and between Storm and
                Libertyview Fund, LLC.

 4.4*           Stock Purchase Warrant to Purchase Shares of Common Stock issued to CPR (USA) Inc.

 4.5*           Stock Purchase Warrant to Purchase Shares of Common Stock issued to Libertyview Plus Fund.

 4.6*           Stock Purchase Warrant to Purchase Shares of Common Stock issued to Libertyview Fund, LLC.

 4.7*           Registration Rights Agreement dated as of December 18, 1997 by and between Storm and CPR (USA) Inc.

 4.8*           Registration Rights Agreement dated as of December 18, 1997 by and between Storm and Libertyview Plus Fund.

 4.9*           Registration Rights Agreement dated as of December 18, 1997 by and between Storm and Libertyview Fund, LLC

 5.1            Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1            Consent of Price Waterhouse LLP, independent accountants.

23.2            Consent of Gray Cary Ware & Freidenrich, A Professional Corporation (included in Exhibit 5.1).

24.1            Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).
__________________________________


*Filed as an exhibit to the Company's Report on Form 8-K filed on January 2, 1998 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     (a). The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e)  The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California on the 2nd day of February, 1998.

                                  Storm Technology, Inc.

                                  By:  /s/  RICK McCONNELL
                                      ------------------------
                                  Rick McConnell, Chief Financial Officer
                                  and Vice President, Finance and Administration


                               POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that the undersigned does hereby make, constitute and appoint L. William Krause and Rick McConnell and each of them, acting together or alone, his true and lawful attorneys-in-fact and agents with full power of substitution, in his name, place and stead to execute on his behalf, in his capacity as a Director and/or officer of Storm Technology, Inc. (the "Company"), a registration statement on Form S-3 or other appropriate form and any and all amendments thereto (including post-effective amendments), registering shares of the Common Stock of the Company, to be filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act") and any and all instruments which said attorneys-in-fact and agents deem necessary or advisable to enable the Company to comply with the Securities Act and the rules, regulations and requirements of the Commission in respect thereof, giving and granting to said attorneys-in-fact and agents, and each of them, acting together or alone, full power and authority to do and perform each and every act and thing whatsoever necessary or appropriate to be done in and about the premises as fully to all intents as he might or would do if personally present at the doing thereof, with full power of substitution and revocation, hereby ratifying and confirming all that his said attorneys-in-fact or substitutes may or shall lawfully do or cause to be done by virtue hereof.

 PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES
INDICATED:


                      SIGNATURE                                           Title                            Date
                      ---------                                           -----                            ----
     /s/   L. WILLIAM KRAUSE                           President and Chief Executive Officer        February 2, 1998
-------------------------------------------            (Principal Executive Officer)
           L. William Krause

     /s/  ADRIAAN LIGTENBERG                           Chairman                                     February 2, 1998
-------------------------------------------
          Adriaan Ligtenberg

     /s/  RICK MCCONNELL                               Chief Financial Officer and Vice             February 2, 1998
-------------------------------------------            President, Finance and Administration
          Rick McConnell                               (Principal Financial and Accounting
                                                       Officer)


     /s/  RICHARD C. ALBERDING                         Director                                     February 2, 1998
-------------------------------------------
          Richard C. Alberding

     /s/  MARY JANE ELMORE                             Director                                     February 2, 1998
-------------------------------------------
          Mary Jane Elmore

     /s/  WILLIAM H. LANE III                          Director                                     February 2, 1998
-------------------------------------------
          William H. Lane III

     /s/  JAMES M. KOSHLAND                            Director                                     February 2, 1998
-------------------------------------------
          James M. Koshland

                               INDEX TO EXHIBITS

 2.2*   Agreement for Purchase and Sale of Assets dated as of December 18, 1997.

 2.3*   Joint Sales and Marketing Agreement dated as of December 18, 1997.

 2.4*   Manufacturing Services Agreement dated as of December 18, 1997.

 3.1* Certificate of Designation for Series A 8.5% Convertible Preferred Stock filed December 18, 1997.

 4.1*   Series A 8.5% Convertible Stock Subscription Agreement dated as of
        December 18, 1997 by and between Storm and CPR (USA) Inc.

 4.2*   Series A 8.5% Convertible Stock Subscription Agreement dated as of
        December 18, 1997 by and between Storm and Libertyview Plus Fund.

 4.3*   Series A 8.5% Convertible Stock Subscription Agreement dated as of
        December 18, 1997 by and between Storm and Libertyview Fund, LLC.

 4.4*   Stock Purchase Warrant to Purchase Shares of Common Stock issued to CPR
        (USA) Inc.

 4.5*   Stock Purchase Warrant to Purchase Shares of Common Stock issued to
        Libertyview Plus Fund.

 4.6*   Stock Purchase Warrant to Purchase Shares of Common Stock issued to
        Libertyview Fund, LLC.

 4.7* Registration Rights Agreement dated as of December 18, 1997 by and between Storm and CPR (USA) Inc.

 4.8* Registration Rights Agreement dated as of December 18, 1997 by and between Storm and Libertyview Plus Fund.

 4.9* Registration Rights Agreement dated as of December 18, 1997 by and between Storm and Libertyview Fund, LLC

 5.1    Opinion of Gray Cary Ware & Freidenrich, A Professional Corporation.

23.1    Consent of Price Waterhouse LLP, independent accountants.

23.2    Consent of Gray Cary Ware & Freidenrich, A Professional Corporation
        (included in Exhibit 5.1).

24.1 Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

_________________________

*Filed as an exhibit to the Company's Report on Form 8-K filed on January 2, 1998 and incorporated herein by reference.